EXHIBIT 99.2

AUTO AND NEW HOME GUIDE LAUNCH INCENTIVE PLAN

                Haas Publishing Companies, Inc. (“HPC”) has established the Auto and New Home Guide Launch Incentive Plan (the “Launch Plan”) to provide incentives to accelerate the rollout of Auto Guides and New Home Guides by HPC.

The Launch Plan covers each of the calendar years 2004, 2005, 2006 and 2007 (each a “Plan Year”).

I.  Awards:             (a)  There are two types of awards under the Launch Plan:

(i).           Launch Awards:  Each Plan Year, a pool will be created for cash awards as follows: $10,000 for each New Home Guide launch during that Plan Year and $40,000 for each Auto Guide launch during that Plan Year.

(ii)           Profitability Awards: Each Plan Year commencing with 2005, a pool will be created for cash awards as follows: an amount equal to [to be set by the Committee] a percentage of the contribution margin for (i) each New Home Guide launched in prior Plan Years, limited to $10,000 per New Home Guide, and (ii) for each Auto Guide launched in prior Plan Years, limited to $40,000 for each Auto Guide.

(b) Launch Awards shall be limited to $1,140,000 in the aggregate and Profitability Awards shall be limited to $1,800,000 in the aggregate.

II                                        Participants:  The participants are designated each year by the Board of Directors of HPC (the “Board”).  For each Plan Year, the percentage participation in the aggregate pool for a Plan Year for Launch Awards and Profitability Awards will also be designated by the Board of HPC.

III.                                 Time and form of Payment:  Award payments to which participants become entitled as provided herein will be paid in cash within 120 days after the end of the Plan Year to which the payment relates.

IV.                                 Death, Disability, Retirement and Termination of Employment:

a.               The Board or its designee (the “Committee”) shall determine in the event of a participant’s termination of employment by reason of death, disability or retirement under a Company retirement plan during a calendar year, what, if any award the participant (or his or her beneficiary) shall receive for the calendar year in which the event occurs.

b.              Unless otherwise determined by the Committee, a participant who voluntarily terminates his or her employment or a participant whose employment is terminated for any reason whatsoever at any time prior to payment of any award hereunder shall forfeit any right to receive any then unpaid award payment and shall cease to be a participant.

V.                                     Administration.  The Launch Plan will be administered by the Board or the Committee.  Subject to the provisions of the Launch Plan, the Committee will have full authority to interpret the Launch Plan, to establish and amend rules and regulations relating to it, to determine the terms and provisions for making awards and to make all other determinations necessary or advisable for the administration of the Launch Plan.

VI.           Miscellaneous

a.               No Assignment.  Except as otherwise required by applicable law, no interest, benefit, payment, claim or right of any participant under the Launch Plan shall be subject in any manner to any claims of any creditor, of any participant or beneficiary, nor to alienation by anticipation, sale, transfer, assignment, bankruptcy, pledge, attachment, charge or encumbrance of any kind, and any attempt to take any such action shall be null and void.

b.              No Rights to Employment or Awards.  Nothing contained in the Launch Plan shall give any person the right to be retained in the employment of the Company or any of its affiliates or associated corporations or affect the right of any such employer to dismiss any employee, nor shall anything contained herein give any employee any claim or right to be granted under the Launch Plan.

c.               Withholding.  The Company shall have the right to deduct from all awards paid under the Launch Plan any federal, state or local taxes or other amounts required by law to be withheld with respect to such payments.

d.              Plan Unfunded.  The entire cost of this Plan shall be paid from the general assets of HPC.  The rights of any person to receive benefits under the Launch Plan shall be only those of a general unsecured creditor, and neither HPC, nor the Administrator shall be responsible for the adequacy of the general assets of HPC to meet and discharge the Launch Plan liabilities nor shall the Company be required to reserve or otherwise set aside funds for the payment of its obligations hereunder.